Exhibit 3.2

AMENDMENT

TO

LIMITED LIABILITY COMPANY AGREEMENT

OF

KW REAL ESTATE VENTURE XIII, LLC

DATED AS OF MAY 23, 2013

THIS AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is made and entered into effective as of May 23, 2013 by the sole Member of KW Real Estate Venture XIII, LLC, a Delaware limited liability company (the “Company”). Reference is hereby made to that certain Limited Liability Company Agreement of the Company, dated as of March 12, 2012 (the “Original LLC Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Original LLC Agreement.

Pursuant to the Original LLC Agreement and the Delaware Limited Liability Company Act, the Original LLC Agreement is hereby amended as follows:

1.    The second sentence of Section 5 is hereby deleted in its entirety.

2.    This Amendment shall be governed by and construed under the laws of the State of Delaware, excluding any conflict of laws rule or principle that might refer the governance or construction of this Amendment to the law of anther jurisdiction.

* * *

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written by the Sole Member.

K-W PROPERTIES,
as sole Member of KW Real Estate Venture XIII, LLC

By:    /s/ Kent Mouton__________________
Name: Kent Mouton
Title: Vice President